EXHIBIT 11


STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                 Years Ended December 31,
                                                 ------------------------
                                                     2003          2002
                                                     ----          ----

Weighted average shares of common stock
  outstanding during the year                     3,062,055      2,669,385

Shares of common stock issuable in connection
  with assumed exercise of options under the
  treasury stock method                              51,414         52,456
                                                     ------         ------

Total                                             3,113,469      2,721,841
                                                  =========      =========

Net income (loss)                               $  (623,690)   $   530,124
                                                ===========    ===========

Per share amount - basic                        $     (0.20)   $      0.20

Per share amount - diluted                      $     (0.20)   $      0.19